EXHIBIT 12

Statement Regarding Computation of Ratios

The following formulas were used to calculate the ratios in the Selected Financial Data for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, included in this report as Exhibit 13.

(Calculation)

Net Income/Weighted average shares of common stock outstanding for the period = Earnings Per Share.

	December 31,
	2005	2004	2003	2002	2001
Net income	$4,210,868	$3,419,408	$3,208,820	$3,217,544	$2,944,565
Weighted Average Shares Outstanding	654,289	662,415	676,380	687,216	696,674
Per Share Amount	$6.44	$5.16	$4.75	$4.68	$4.23

Cash dividends/Weighted Average Shares Outstanding = Cash dividends declared Per share

	December 31,
	2005	2004	2003	2002	2001
Cash dividends	$1,437,738	$1,291,144	$1,240,872	$1,200,309	$1,113,627
Weighted Average shares outstanding	654,289	662,415	676,380	687,216	696,674
Per Share Amount	$2.20	$1.95	$1.85	$1.75	$1.60

Shareholders’ Equity/Shares Outstanding at period end = Book Value per share

	December 31,
	2005	2004	2003	2002	2001
Shareholders’ Equity	$37,049,303	$35,358,934	$34,061,554	$34,203,659	$33,037,452
Shares outstanding	647,760	657,486	664,788	683,660	693,287
Per Share Amount	$57.20	$53.78	$51.24	$50.03	$47.65

Net Income/Average Assets = Return on Average Assets

	(In Thousands) December 31,
	2005	2004	2003	2002	2001
Net Income	$4,211	$3,419	$3,209	$3,218	$2,945
Average Assets	$291,818	$288,574	$284,725	$280,598	$268,265
Return on Average Assets	1.44%	1.18%	1.13%	1.15%	1.10%

Net Income/Average Shareholders’ equity = Return on Average Equity

	(In Thousands) December 31,
	2005	2004	2003	2002	2001
Net Income	$4,211	$3,419	$3,209	$3,218	$2,945
Average Shareholders’ Equity	$34,410	$33,333	$32,838	$31,868	$31,534
Return on Average Equity	12.24%	10.26%	9.77%	10.10%	9.34%

Cash dividends per share/ Net income per share = Dividends Payout Ratio

	December 31,
	2005	2004	2003	2002	2001
Cash dividends per share	$2.20	$1.95	$1.85	$1.75	$1.60
Net income per share	$6.44	$5.16	$4.75	$4.68	$4.23
Dividend Payout Ratio	34.16%	37.79%	38.95%	37.31%	37.83%

Average Equity/Average Assets = Average Equity To Average Assets

	(In thousands) December 31,
	2005	2004	2003	2002	2001
Average Shareholders’ Equity	$34,410	$33,333	$32,838	$31,868	$31,534
Average Assets	$291,818	$288,574	$284,725	$280,598	$268,265
Average Equity to Average Assets	11.79%	11.55%	11.53%	11.36%	11.75%

Loans/Total deposits = Loan to Deposit Ratio

	(In thousands) December 31,
	2005	2004	2003	2002	2001
Total loans	$208,901	$217,173	$201,697	$175,157	$152,158
Total deposits	$250,349	$247,349	$241,724	$239,039	$237,971
Loan to Deposit Ratio	83.44%	87.8%	83.44%	73.28%	63.94%

Allowance for Loan Loss/ Total Loan = Allowance To Total Loan Ratio

	(In thousands) December 31,
	2005	2004	2003	2002	2001
Allowance	$2,313	$2,646	$2,702	$2,326	$2,261
Total loans	$208,901	$217,173	$201,697	$175,157	$152,158
Allowance to total Loan ratio	1.11%	1.22%	1.34%	1.33%	1.49%